Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES ELECTION OF A DIRECTOR AND NEW DEFENSE SEGMENT AWARDS AT ITS ANNUAL STOCKHOLDER MEETING

Eau Claire, Wisconsin (May 22, 2024) – The stockholders of National Presto Industries, Inc. (NYSE: NPK) re-elected Maryjo Cohen to a new three-year term as director at the May 21, 2024, annual stockholders meeting. The stockholders also ratified the appointment of RSM US LLP as the Company's independent registered public accounting firm for the year ending December 31, 2024. In a non-binding vote, they approved the compensation of the Company’s named executive officers as well.

During the meeting, Ms. Cohen announced that the U.S. Army had issued its first delivery order under the contract awarded last week to the Company’s wholly owned subsidiary, AMTEC. That contract was the five-year Indefinite Delivery Indefinite Quantity (IDIQ) for production of the 40mm M918E2 High Velocity Target Practice – Day/Night/Thermal (TP-DNT) cartridge. The order, in combination with an option award under year three of AMTEC’s five-year 40mm systems contract, totaled $170.2 million. Deliveries of the practice cartridges are scheduled to begin in May 2025 and continue through July 2026, while the deliveries under the system contract are scheduled for 2026.

Finally, during the meeting, Safety and Housewares new products were shown. Safety displayed a line of Rely FX™ fire extinguishers that consists of eight dry chemical extinguishers in sizes ranging from four to twenty pounds, all of which are made in the U.S.A. The dry chemical extinguishers use an aluminum cylinder instead of the traditional steel, providing a lighter-weight unit that does not rust. Features include a reduced maintenance schedule and extra firefighting capability; e.g., a 20-pound unit has the same rating as a traditional 30-pound extinguisher. In addition to the dry chemical units, the line includes two loaded stream units: one for water, and one unit that is the first to use an extinguishing foam that is Fluorine free. Foam extinguishers are the preferred method of putting out liquid fuel fires. Fluorine foams have been banned in many jurisdictions due to health concerns related to per- and polyfluoroalkyl substances (PFAS).

Among the new Housewares products shown at the meeting were a new Presto Precise® 17-quart digital canner which, like the existing 12-quart unit, largely automates and simplifies pressure and water bath canning. The larger unit provides additional capacity, enabling the homemaker to process significantly more jars in each batch. Its increased height also makes it possible to use the water bath method to preserve food in quart jars. This new Presto Precise® canner, like its 12-quart counterpart, is a handsome product encased in a stylish stainless steel housing. Two new flip waffle makers were introduced: a basic 5” Belgian waffle maker, and a 7” FlipSide® model featuring a digital timer. Like the other Presto® waffle irons, each performs superbly, making a perfectly browned waffle in about four minutes. Both also feature built-in cord storage and stainless steel accents. The segment rounded out its line of nesting poppers that offer compact and convenient storage with two poppers: the PopLite® Our Munch™ and Showtime™ poppers. The Our Munch™ is a larger version of the My Munch® single serve popper introduced the prior year. It air pops double the quantity for family-sized portions. The Showtime™ popper uses oil to make delicious popcorn. Both are fast and produce large fluffy kernels. Each features a cover that doubles as a serving bowl after popping. When the popcorn is consumed, the cover becomes a handy storage vessel for the popping unit. A multi-function Smashula™ grilling tool, ideal for pressing and flipping smash burgers, was shown. The tool also can be used to clean the grill and even includes a magnetic stand that doubles as a bottle opener. Finally, the Company introduced a line of green and gold products that will be used to support a regional promotional program with the Green Bay Packers. Each produces food typically eaten during “homegate” or “tailgate” parties. The line includes the Pizzazz® Plus rotating pizza oven, the FryDaddy® deep fryer, the PopLite® air popper, and the Nomad® slow cooker.

Exhibit 99.1

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers fire extinguishers, carbon monoxide detectors, and systems that provide early warning of conditions that, if not corrected, would cause significant losses.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.

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